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                     January 24, 2022

       Gregory D. Johnson
       Chief Executive Officer and Co-President
       O   Reilly Automotive, Inc.
       233 South Patterson Avenue
       Springfield, Missouri 65802

                                                        Re: O   Reilly
Automotive, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 000-21318

       Dear Mr. Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services